Exhibit 99.1

Contact:

Incara:

W. Bennett Love

919-558-1907

For Immediate Release:

Incara Clears Toxicology Hurdle, Makes Initial Draw On $5 Million Financing

Research Triangle Park, N.C., January 14, 2004 – Incara Pharmaceuticals Corporation (OTC Bulletin Board:ICRA ) announced today that it has satisfactorily completed a toxicology study for AEOL 10150, issued a $5 million convertible debenture to Goodnow Capital, L.L.C. and has made an initial draw of $1 million on the debenture. Goodnow Capital is an investment entity controlled by the Xmark Funds in New York. In the fall of 2003, Incara announced the $5 million financing agreement that was subject to, among other conditions, a reorganizational merger, which was completed in November 2003, and Goodnow’s acceptance of the results as satisfactory of this toxicology study relating to AEOL 10150.

In addition to being a condition of the financing, satisfactory completion of the recent toxicology study is expected to allow Incara to proceed with filing an IND with the FDA for AEOL 10150 for treatment of amyotrophic lateral sclerosis (Lou Gehrig’s disease or ALS). AEOL 10150 has been subject to 16 animal toxicology studies of varying lengths. With completion of the recent toxicology study, Incara believes it has satisfied the preclinical requirements necessary to prepare and file an IND with the FDA, and initiate Phase 1 clinical trials. If the Phase 1 clinical trial results are satisfactory, Incara’s clinical plan calls for initiating a Phase 2/3 clinical trial as early as the first half of 2005.

“We have been very pleased with the progress Incara has made in the last six months since we made our initial investment,” stated David C. Cavalier, Principal at Xmark Funds. “The company completed toxicology studies for AEOL 10150 with favorable results and kept on schedule for filing an IND in the near future. On the corporate front, Incara completed a critical reorganization that resulted in a cleaner, stronger balance sheet.”

The $5 million financing agreement was established in September 2003. The debenture is convertible, at the option of Goodnow, into common stock of Incara at $.10 per share and is secured by all of the assets of Incara. The debenture bears 10% interest and is due in December 2004. The proceeds of the debenture are to be advanced to the company over time according to a pre-approved budget. In connection with the financing, Incara has issued Goodnow a two-year warrant to purchase 12,500,000 shares of common stock at $.40 per share. If Incara raises an additional $5 million before April 30, 2004, the warrant will expire.

Since the conversion rate of $.10 per share is less than the current market value of Incara common stock, accounting regulations require that a portion of the proceeds be allocated to the beneficial conversion feature. The resulting discount on the debenture will be recognized as noncash interest expense over the term of the debenture for the $1 million advance received. Incara could incur additional beneficial conversion interest charges as it draws additional advances under the debenture if its stock price exceeds $.10 per share at the time of the advances.

Incara Pharmaceuticals Corporation is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (Lou Gehrig’s disease, also known as ALS) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of scientific research, clinical trials and product development activities, and the need to conserve and raise funds for operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.